Exhibit 99.1

CONTACT:

C. Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX Reports Strongest Revenue and Earnings in Company History

Revenues Increase 22%, EPS Increases 135% for Fiscal Second Quarter

RICHARDSON, TX – October 28, 2004 - AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today announced its strongest quarterly revenues and earnings per share results in the Company’s history for the fiscal second quarter 2005. AMX reported net income of $4.4 million, or $0.33 per diluted share, on revenues of $27.2 million for the quarter ended September 30, 2004, compared to net income of $1.7 million, or $0.14 per diluted share, in the year ago quarter.

Total revenues of $27.2 million increased 22% from $22.3 million in the year ago quarter. Commercial revenue of $23.0 million, which represents approximately 85% of total revenue and includes both domestic and international sales, was up 17% from $19.6 million in the year ago quarter – up 9% domestically and 31% internationally. Residential revenue of $4.2 million increased 59% from $2.6 million in the year ago quarter.

“AMX is pleased to announce that quarterly revenues and earnings per share reached an all-time high in the fiscal second quarter,” said Bob Carroll, AMX President and CEO. “Revenue growth and well-managed expenses enabled the Company to report its twelfth consecutive quarter of profitability and strong operating cash flow. Cash totaled $17.7 million as of September 30, 2004, which represents a 47% increase from last quarter. New product revenue accounted for 63% of total product revenue for the quarter, demonstrating continued market acceptance of the product introductions we have made over the past two years.”

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“Our attention to accelerating new business and product initiatives has contributed to global commercial growth and has also allowed us to expand our presence in the residential market,” added Carroll. “In the second quarter, we were the first and only company to introduce Java programming capabilities for control system technology, and the first to develop comprehensive electronic guest service solutions for hotels, luxury condominiums and other planned communities. Through a joint development effort, we expanded our relationship with lighting control manufacturing leader Lutron Electronics Co. Inc. to create a best-in-breed, co-branded lighting control solution that AMX dealers can purchase directly through AMX. These developments create new opportunities for AMX in the future.”

For the three months ended September 30, 2004:

•	Income per diluted share was $0.33 compared to income per diluted share of $0.14 for the year ago quarter.

•	Revenues were $27.2 million compared to $22.3 million for the year ago quarter.

•	Gross margins were 57.2% compared to 53.5% for the year ago quarter.

•	Operating expenses were $11.0 million compared to $10.2 million for the year ago quarter.

•	Operating income was $4.5 million as compared to operating income of $1.8 million in the year ago quarter.

For the six months ended September 30, 2004:

•	Income per diluted share was $0.62 compared to income per diluted share of $0.22 for the year ago period.

•	Revenues were $52.7 million compared to $41.6 million for the year ago period.

•	Gross margins were 56.6% compared to 53.6% in the year ago period.

•	Operating expenses were $21.4 million compared to $19.6 million in the year ago period.

•	Operating income was $8.4 million as compared to operating income of $2.7 million in the year ago period.

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Webcast

In conjunction with AMX’s Second Quarter Earnings Release, you are invited to listen to its conference call that will be broadcast live over the Internet on October 28, 2004 at 11:00 a.m. Eastern. The Webcast may be accessed live over the Internet at http://www.amx.com/ir-q.asp, or by conference call by dialing 800-795-1259, password “AMX.” The replay conference call number is 888-274-8335, password “AMX”.

About AMX Corporation

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended September 30 (Unaudited)		Six Months Ended September 30 (Unaudited)
	2004	2003	2004	2003
Commercial sales	$22,982	$19,647	$44,263	$36,338
Residential sales	4,189	2,635	8,476	5,266

Net sales	27,171	22,282	52,739	41,604

Cost of sales	11,625	10,364	22,870	19,324

Gross profit	15,546	11,918	29,869	22,280

Gross profit percentage	57.2%	53.5%	56.6%	53.6%

Selling and marketing expenses	6,480	5,651	12,449	10,751
Research and development expenses	2,632	2,761	5,176	5,310
General and administrative expenses	1,897	1,752	3,814	3,567

Total operating expenses	11,009	10,164	21,439	19,628

Operating income	4,537	1,754	8,430	2,652
Other income (expense), net	86	4	61	50

Income before income taxes	4,623	1,758	8,491	2,702

Income tax expense	232	83	407	95

Net income	$4,391	$1,675	$8,084	$2,607

Basic income per share	$0.38	$0.15	$0.69	$0.23

Diluted income per share	$0.33	$0.14	$0.62	$0.22

Shares outstanding - basic	11,709	11,354	11,634	11,317

Shares outstanding - diluted	13,148	12,103	13,006	11,770

AMX CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2004	March 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,735	$9,382
Receivables, net	14,331	11,191
Inventories	7,735	7,328
Prepaid expenses and other	1,715	1,084

Total current assets	41,516	28,985
Furniture and equipment, at cost, net	6,323	6,995
Other assets	901	945

Total assets	$48,740	$36,925

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,985	$4,869
Other accrued expenses	6,652	5,747

Total current liabilities	12,637	10,616
Other long-term liabilities	305	268
Shareholders’ equity:
Common stock	125	121
Additional capital	28,534	25,371
Deferred compensation	(1,600)	(105)
Retained earnings	13,207	5,122
Treasury stock	(4,468)	(4,468)

Total shareholders’ equity	35,798	26,041

Total liabilities and shareholders’ equity	$48,740	$36,925